Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” included in Amendment No. 1 to Registration Statement on Form S-3 and related Prospectus of Gamida Cell Ltd. and its subsidiary for the registration of ordinary shares and to the incorporation by reference therein of our report dated March 24, 2022, with respect to the consolidated financial statements of Gamida Cell Ltd. and its subsidiary, included in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel-Aviv, Israel

June 1, 2022